Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-4 of Elastic N.V. of our report dated August 1, 2019, with respect to our audit of the consolidated financial statements of Endgame, Inc. as of December 31, 2018 and 2017 and for each of the years in the three-years ended December 31, 2018 and our report dated August 1, 2019, with respect to our review of the consolidated interim financial statements of Endgame, Inc. as of March 31, 2019 and for the three months ended March 31, 2019 and 2018. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Cherry Bekaert LLP

Atlanta, Georgia

August 1, 2019